Exhibit 10.16

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of [___], 2023, by and between noco-noco Inc., a Cayman Islands exempted company incorporated with limited liability (the “Company”) and [____] (the “Executive”), to be effective as of the date hereof (the “Effective Date”). Certain capitalized terms are defined in Section 8 of this Agreement.

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company, including with respect to NOCO-NOCO PTE. LTD. a Singapore private company limited by shares, with its Unique Entity Number being 201924194K (the “Target”) and its Subsidiaries; and

WHEREAS, the Company desires to employ the Executive as [____] (the “Position”) of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.             EMPLOYMENT

1.1              Position. The “Position” section in Annex 1 attached hereto sets out the duties and responsibilities of the Executive serving the Position. Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, at the place stated in the “Place of Employment” section on Annex 1 attached hereto starting from the Commencement Date as stated in Annex 1 attached hereto. In addition, for so long as the Executive is employed by the Company, the Executive may serve as a director or officer of one or more of the Company’s Subsidiaries as may be required from time to time, in each case, without further compensation. Effective immediately upon termination of the Executive’s employment for any reason, the Executive will be deemed to have resigned from all such positions and offices the Executive may then hold at the Company or any of its Subsidiaries unless otherwise agreed by the Company in writing.

1.2              Duties. The Executive agrees to perform the duties of the Executive’s Position and such other duties as may reasonably be assigned to the Executive by the Board from time to time. The Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Subsidiaries and to the discharge of the Executive’s duties and responsibilities for them; provided, that the Executive’s service as a director, trustee or committee member of civic or charitable organizations or of any for-profit organization which is not in the same competitive space as the Company or its Subsidiaries or for those entities with whom Executive has a pre-existing relationship, which are listed in the “Permitted Activities” section on Annex 1 hereto will not be in violation of the foregoing, in each case, to the extent such service does not interfere in any material respect with the effective discharge of the Executive’s duties and responsibilities hereunder, create a conflict of interest, violate the Executive’s obligations under this Agreement or contravene with the governing documents, code of conduct or internal policies of the Company.

1.3              Compliance with Policy. The Executive agrees that, while employed by the Company, the Executive will comply with all applicable policies, practices and procedures, and codes of ethics or business conduct of the Company or any of its Subsidiaries, as in effect from time to time.

1.4              Other Specified Employment Terms. Annex 1 attached hereto sets out the specified employment terms applicable to the Executive.

2.             COMPENSATION AND BENEFITS

During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Subsidiaries, the Company will provide the Executive the following compensation and benefits:

2.1              Base Salary. From and after the Commencement Date as set out on Annex 1 attached hereto, the Company will pay the Executive a base salary at the rate set out in the “Base Salary” section on Annex 1 attached hereto, payable in accordance with the payroll schedule of the Company set out in the “Pay Period” section on Annex 1 attached hereto and subject to adjustment from time to time by the Board in its discretion (as adjusted from time to time, the “Base Salary”).

2.2              Allowance and Bonus. The Executive will be eligible to receive allowances as set out in the section “Allowances” on Annex 1. The Executive will also be eligible to earn bonus on a fixed and/or discretionary basis during the Executive’s employment hereunder as set out in the “Bonus” section on Annex 1 attached hereto. The actual amount of any allowance and bonus will be determined by the Board in its sole discretion, based on financial, operational, individual and/or other targets established by the Board from time to time. In order to be eligible to receive any allowance or bonus hereunder, the Executive must be employed through the date such bonus is paid, except as otherwise provided in Annex 1.

2.3              Employee Benefits. The Executive will be entitled to participate in all employee benefit plans as in effect from time to time for employees of the Company or its Subsidiaries generally. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable policies of the Company and its Subsidiaries, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. “Benefits” section on Annex 1 attached hereto sets out the benefits programs that the Executive will be entitled to participate in.

2.4              Annual Leave Entitlement. The Executive will be eligible to accrue vacation time in accordance with the policies of the Company and its Subsidiaries as in effect from time to time, which vacation time will be in addition to any holidays observed by the Company and its Subsidiaries. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company and its Subsidiaries. The Executive’s annual leave entitlement is set out in the “Annual Leave Entitlement” section on Annex 1 attached hereto. Vacation otherwise will be subject to the policies of the Company as in effect from time to time.

2.5              Business Expenses. In addition to the Executive’s entitlement to allowance as set out in the “Allowance” section on Annex 1 attached hereto, the Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, subject to any expense reimbursement policies of the Company as in effect from time to time and to such reasonable substantiation and documentation as may be required by the Company from time to time. The Executive’s right to payment or reimbursement hereunder will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any fiscal year will not affect the expenses eligible for payment or reimbursement in any other fiscal year; (ii) payment or reimbursement will be made not later than [June 30] of the fiscal year following the fiscal year in which the expense was incurred; and (iii) the right to payment or reimbursement will not be subject to liquidation or exchange for any other benefit.

3.             PROPRIETARY INFORMATION

3.1              Proprietary Information. During the course of the Executive’s employment with the Company, the Executive may receive, learn and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions, technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) information relating to physical, chemical or biological materials and compounds, their structures, compositions, and formulations, and methods for their handling, use, and manufacture, and processes, apparatus, models relating thereto, (iii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iv) information concerning or resulting from any research and development or other project, and (v) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to the Executive by the Company or such third party at the Company’s direction.

3.2              Obligations of Non-use and Non-disclosure. The Executive acknowledges the confidential and secret character of the Proprietary Information, and agrees that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, the Executive agrees not to use the Proprietary Information except in the performance of his/her authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of his/her employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of the Executive’s employment, the Executive agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in the Executive’s possession or under the Executive’s direct or indirect control, provided that the Executive is entitled to retain the Executive’s personal copies of (a) the Executive’s compensation records, (b) materials distributed to shareholders generally, and (c) this Agreement. The Executive understands that the Executive’s obligations of nondisclosure with respect to Proprietary Information shall not apply to information that the Executive can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in the Executive’s possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by the Executive’s files and records immediately prior to the time of disclosure, or (z) is obtained by the Executive from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If the Executive’s becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, the Executive shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. The Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, the Executive shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of the Executive’s legal counsel. The Executive shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve the Executive of the Executive’s obligations of confidentiality and non-use with respect to non-compulsory disclosures. The Executive understands that nothing herein is intended to or shall prevent the Executive from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator. The Executive shall promptly notify any officer of the Company if the Executive learns of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.3              Property of the Company. The Executive acknowledges and agrees that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into the Executive’s possession in the course of the Executive’s employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and the Executive hereby assigns any rights or interests the Executive may obtain in any of the foregoing to the Company. The Executive agrees to surrender this property to the Company upon termination of the Executive’s employment, or at any time upon request by the Company. The Executive further agrees that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. For purposes hereof, general solicitations not directed at a particular person or advertising in media directed at the general public shall not provide the basis for a claim by the Company that the Executive violated this Section 3.

4.             Assignment of Inventions.

4.1           Disclosure and Assignment of Inventions. The Executive will promptly and fully disclose all Inventions in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. The Executive will, and hereby does, assign to the Company, without requirement of further writing, without royalty or any other further consideration, the Executive’s entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by the Executive in the course of the Executive’s employment by or on behalf of the Company or any of its Subsidiaries (including before the Effective Date) or to any prospective activity of the Company or any of its Subsidiaries or that result from any work performed by the Executive for the Company or any of its Subsidiaries and all intellectual property rights therein. The Executive hereby waives, and agrees to waive, any moral rights the Executive may have in any copyrightable work the Executive shall create or have created on behalf of the Company.

4.2           Certain Exemptions. The obligations to assign Inventions set forth in Section 4.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by the Executive during the Executive’s regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) the Executive develops entirely on the Executive’s own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; and (y) do not relate to the Company’s business, or actual, prospective or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention.. The Executive further understands that, to the extent this Agreement shall be construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 4.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

4.3           Patents and Other Rights. The Executive agrees to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 4.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in the Executive’s work product granted to the Company under this Agreement worldwide. The Executive further agrees that the Executive’s obligations under this Section 4.3 shall continue beyond the termination of the Executive’s employment with the Company, but if the Executive is requested by the Company to render such assistance after the termination of such employment, the Executive shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

5.            RESTRICTED ACTIVITIES

5.1          Restricted Activities. The Executive agrees to the following restrictions on the Executive’s activities during and, to the extent applicable, after the Executive’s employment, and further agrees that such restrictions are necessary to protect the goodwill, Proprietary Information, trade secrets and other legitimate interests of the Company and its Subsidiaries:

(a)               Non-Competition. While the Executive is employed by the Company and for a period of [twenty-four (24) months] following the termination of the Executive’s employment for any reason (collectively, the “Restricted Period”), the Executive will not, directly or indirectly, for the Executive’s own benefit or for the benefit of any other Person other than the Company or its Subsidiaries, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with, undertake any planning to compete with, or assist or encourage any other Person in competing with or undertaking any planning to compete with, the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to work for or provide services to, in any capacity, whether with or without compensation, any Person that is engaged in any business anywhere that is competitive with the business of the Company or any of its Subsidiaries, as conducted or in active planning at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, in no event shall ownership of five percent (5%) or less of the outstanding securities of any class of any other entity whose securities are registered or listed on any securities exchange or recognized securities market anywhere in the world constitute a breach of this Section 5.1(a) so long as the Executive does not have, or exercise, any rights to manage or operate the business of such entity other than rights as an equity holder thereof.

(b)               Non-Solicitation of Business Partners. During the Restricted Period, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them; or (ii) seek to persuade any such customer, vendor, supplier or business partner, or any prospective customer, vendor, supplier or business partner of the Company or any of its Subsidiaries, to conduct with anyone else any business or activity that such Person conducts or could conduct with the Company or any of its Subsidiaries.

(c)               Non-Solicitation of Employees and Other Service Providers. During the Restricted Period, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder or otherwise approved by the Board, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, hire or engage any employee of the Company or any of its Subsidiaries. While the Executive is employed by the Company, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit for hiring or engagement any employee of the Company or any of its Subsidiaries or seek to persuade any such employee to discontinue employment; or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them.

5.2              Enforcement. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 5, that the Executive has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 5, the damage to the Company and its Subsidiaries would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond. In the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Subsidiaries will have the right to enforce all of the Executive’s obligations to that Subsidiary under this Agreement, including, without limitation, pursuant to this Section 5. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Subsidiaries, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Subsidiaries, will operate to excuse the Executive from the performance of the Executive’s obligations under this Section 5.

6.            TERMINATION OF EMPLOYMENT

The Executive’s employment under this Agreement will continue until terminated pursuant to this Section 6.

6.1              In General. The Executive’s employment may be terminated by the Company or by the Executive at any time upon such number of days’ prior written notice to the other party as set out in the “Termination Notice” section on Annex 1 attached hereto; provided, however, that the Board may elect to waive such notice period or any portion thereof, in which case the Company will continue to pay the Base Salary for that portion of the notice period so waived.

6.2              Termination by the Company for Cause. Notwithstanding the provisions of Section 6.1, the Company may terminate the Executive’s employment immediately for Cause upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following with respect to the Executive: (i) violation of corporate policies or guidelines of the Group; (ii) conduct that is materially negative to the name, reputation or interests of the Group; (iii) gross negligence or willful misconduct in the performance of customary duties as the Executive; (iv) the Executive’s material breach of this Agreement and any other applicable intellectual property and/or invention assignment, employment, non-competition, non-solicitation, confidentiality or other similar agreement with the Company or any of its Subsidiaries; or (v) commission of fraud, dishonesty, ethical breach or other similar acts, or commission of a criminal offense. Notwithstanding anything to the contrary in the foregoing, a circumstance otherwise giving rise to Cause pursuant to the foregoing clause (i), (ii), (iii) or (iv), if capable of being cured, will not constitute Cause if cured by the Executive to the satisfaction of the Board within [ten (10) days] following the Company’s notice to the Executive thereof; provided, however, that the Company will not be required to provide any such notice or opportunity to cure with respect to any subsequent substantially similar or related conduct.

6.3              Resignation by the Executive for Good Reason. Notwithstanding the provisions of Section 6.1, the Executive may terminate the Executive’s employment for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a material reduction in Base Salary, other than an across-the-board reduction applicable to similarly situated executives of the Company; (ii) a requirement for the Executive to permanently relocate to a different country; or (iii) a material diminution of Executive’s duties, authorities or responsibilities; provided, in each case, that (x) the Executive provides the Company with written notice of the circumstance constituting Good Reason within twenty (20) days following the Executive’s first knowledge thereof, (y) the Company fails to cure such circumstance within twenty (20) days following the receipt of such notice and (z) the Executive actually terminates employment within twenty (20) days following the expiration of such cure period.

6.4              Death and Disability. The Executive’s employment will terminate automatically in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Subsidiaries (notwithstanding the provision of any reasonable accommodation) for a period of [ninety (90) days] during any period of three hundred sixty-five (365) consecutive days. If any question arises as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive will, at the Company’s request, submit to a medical examination by a physician selected by the Company, and to whom the Executive or the Executive’s guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled, and such determination will be conclusive of the issue for purposes of this Agreement. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue will be binding on the Executive.

7.             OTHER MATTERS RELATED TO TERMINATION

7.1              Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company will pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates (the “Termination Date”); (ii) compensation at the rate of the Base Salary for any vacation time accrued in accordance with the policies of the Company but not used as of the Termination Date; and (iii) reimbursement, in accordance with Section 2.5 hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the Termination Date, provided that the Executive submits all expenses and supporting documentation required within twenty (20) days of the Termination Date and that such expenses are reimbursable under Company policies then in effect (all of the foregoing, the “Final Compensation”). Except as otherwise provided in the foregoing clause (iii), the Final Compensation will be paid to the Executive immediately upon termination of employment.

7.2              Benefits Termination. Except for any right the Executive may have under any applicable law to continue participation in any Company’s benefit program at the Executive’s own cost, the Executive’s participation in all employee benefit plans will terminate in accordance with the terms of the applicable benefit plans based on the Termination Date, without regard to any continuation of the Base Salary or other payment to the Executive following such termination, and the Executive will not be eligible to earn vacation or other paid time off following such termination.

7.3              Survival. The provisions of this Agreement will survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under Section 3 and Section 5. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

8.             CERTAIN DEFINITIONS

For purposes of this Agreement, the following definitions apply:

“Board” means the board of directors of the Company or any committee thereof, as applicable.

“Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world.

“Group” means the Company and its Subsidiaries, including the Target.

“Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights).

“Invention” means any trade secret, invention, discovery, design, development, improvement, method, process, procedure, plan, project, system, design, technique, strategy, information, composition, software in source or object code, works of authorship, data, technology, know-how, work, concept or idea, or any modification or derivative of any of the foregoing and any other work product of any nature, and all Intellectual Property Rights in all of the foregoing (whether or not patentable or copyrightable or constituting a trade secret).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

9.             NO CONFLICTING AGREEMENTS

The Executive hereby represents and warrants that the signing of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations hereunder.

10.           MISCELLANEOUS

10.1          Notices. Any notices provided for in this Agreement will be in writing and will be effective when delivered in person or sent by registered mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

10.2          Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10.3          Assignment. The Executive may not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the Company; the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Subsidiaries (including Target) or to any Person with whom the Company hereafter effects a reorganization, consolidation or merger, or to whom the Company hereafter transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon the Executive and the Company and each of their respective successors, executors, administrators, heirs and permitted assigns.

10.4          Severability. If any portion or provision of this Agreement is declared illegal or unenforceable to any extent by a court of competent jurisdiction, to any extent, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

10.5          Other Matters. This Agreement sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, relating to the same. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision herein. This Agreement may be executed in counterparts (and may be delivered by email or other electronic means), each of which will be an original and all of which together will constitute one and the same instrument. Unless stipulated otherwise in the “Governing Law” section on Annex 1 attached hereto, this Agreement will be governed by and construed in accordance with the laws of Cayman Islands, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Unless stipulated otherwise in the “Dispute Resolution Forum” section on Annex 1 attached hereto, the Executive and the Company agree to submit to the non-exclusive jurisdiction of the courts of Singapore in connection with any dispute arising out of or otherwise related to this Agreement or the Executive’s employment with the Company, in whole or in part.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

noco-noco Inc.

By:
Name
Title

Accepted and agreed

Name:

[Signature Page to Employment Agreement]

Annex 1

Specified Employment Terms

Place of Employment	[ ]
Position
Reporting Supervisor
Commencement Date
Working Hours	The Company operates from 0900 to 1800. However, due to the particular needs of the business, you are expected to work such hours as are necessary for the satisfactory completion of your duties
Base Salary
Bonus	Fixed Discretionary
Allowances
Payroll Schedule	[End of each calendar month]
Probation Period
Termination Notice
Annual Leave Entitlement
Benefits
Permitted Activities
Governing Law	[ ][1]
Dispute Resolution Forum	[non-exclusive jurisdiction of Singapore courts]

1 NTD: To insert local law based on placement of employment

Annex 1 to Employment Agreement